Exhibit 99.1

Extra Space Storage Inc. PHONE (801) 562-5556 FAX (801) 562-5579 2795 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121 www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Announces Launch of Offering of

$200 Million of Exchangeable Senior Notes

Proceeds To Be Used for General Business Purposes and Property Acquisitions

SALT LAKE CITY, Utah, March 20, 2007 — Extra Space Storage Inc. (the “Company”) (NYSE: EXR) announced today that its operating partnership subsidiary, Extra Space Storage LP (the “Operating Partnership”), has commenced a private offering, subject to market conditions, of $200.0 million aggregate principal amount of Exchangeable Senior Notes due 2027 (the “Notes”).  Up to an additional $30.0 million aggregate principal amount of Notes may be issued at the option of the initial purchasers within thirty (30) days of the initial issuance of the Notes, to cover over-allotments, if any.

The Notes will be senior unsecured obligations of the Operating Partnership and will be fully and unconditionally guaranteed by the Company.   Upon the occurrence of specified events, the Notes will be exchangeable into shares of the Company’s common stock.  The interest rate, exchange rate and offering price will be determined by negotiations between the Operating Partnership and the initial purchasers of the Notes.  The Operating Partnership intends to use the net proceeds from the private offering for general corporate purposes and self-storage property acquisitions.

The Notes will be offered and sold only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes and the Company’s common stock issuable upon exchange of the Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This release shall not constitute an offer to sell or the solicitation of an offer to buy any of these securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Forward-Looking Statements

When used in this discussion and elsewhere, the words “believes,” “anticipates,” “projects,” “should,” “estimates,” “expects” and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied in the forward-looking statements.  For a further list and description of such risks and uncertainties, please refer to the Company’s SEC filings, including its most recent Annual Report on Form 10-K filed for the year ended December 31, 2006.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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For Information:
James Overturf	Mark Collinson
Extra Space Storage Inc.	CCG Investor Relations
(801) 365-4501	(310) 231-8600